Exhibit 99.1
F O R            I M M E D I A T E            R E L E A S E
N E W S
FROM

Contact:	Bank Mutual Corporation
NASDAQ: BKMU
Michael T. Crowley Jr.
Chairman, President and Chief Executive Officer
414-354-1500
BANK MUTUAL CORPORATION REPORTS EARNINGS
FOR THE FIRST QUARTER OF 2008
Milwaukee, Wisconsin
April 17, 2008
Bank Mutual Corporation (NASDAQ—BKMU) reported net income of $5.1 million or $0.10 diluted earnings per share for the three months ended March 31, 2008 as compared to $4.7 million or $0.08 diluted earnings per share during the same period in 2007. Net income increased for the quarter ended March 31, 2008 primarily as a result of gains totaling $1.5 million on the sale of investments, partially offset by the non-recurrence in 2008 of a significant 2007 recovery of specific allowance for loan loss in the first quarter of 2007 and a small reduction in net interest income. Diluted earnings per share calculations and net income were also affected by Bank Mutual’s ongoing stock repurchase programs.
“Although financial institutions are currently facing a difficult operating environment, we are pleased to report improved quarterly earnings. By avoiding risky lending, carefully managing liquidity, controlling expenses and maintaining a strong capital position, the company is well positioned to take advantage of opportunities as they present themselves. While some companies are cutting their dividends we take pride in rewarding our shareholders with total returns that exceed the averages for our sector,” stated Michael T. Crowley, Jr., Chairman, President and Chief Executive Officer of Bank Mutual Corporation.
The reported results represent a 25% increase in diluted earnings per share for the quarter ended March 31, 2008 as compared to the comparable period in 2007. Net income for the quarter ended March 31, 2008 increased 7.5% as compared to the same period in 2007.
One-to-four-family mortgage loan originations and purchases were $71.8 million for the first quarter of 2008 as compared to $61.8 million for the same period in 2007. The increased originations of mortgage loans were the result of a brief period of refinance activity partially offset by an intentional reduction in mortgage loan purchases because of declining interest rates.
Multi-family and commercial real estate mortgage loan originations were $28.2 million for the first quarter of 2008 as compared to $50.3 million for the same period in 2007. The decreased originations in the multi-family and commercial real estate sectors were the result of a general slowdown in the economy.
Loan sales were $57.7 million for the first quarter of 2008 as compared to $25.2 million for the same period in 2007. Loan sales increased because of increased fixed rate mortgage loan originations that resulted from increased demand caused by steady to declining interest rates and a decrease in demand for adjustable rate mortgages. As a result of the increased loan sales, gains on the sales of loans were $774,000 for the first quarter of 2008 as compared to $330,000 for the comparable period in 2007.
Consumer loan originations for the first quarter of 2008 were $21.0 million as compared to $29.4 million for the comparable period in 2007. The decreased originations in 2008 were primarily the result of declining demand due to slower growth, or decline, in homeowners’ equity.
Commercial business loan originations increased slightly in the first quarter of 2008 to $10.8 million as compared to $10.2 million in the same period in 2007. The increase in first quarter of 2008 was primarily the result of continued efforts by our loan personnel to develop this portion of our loan portfolio.
In total, loan originations and purchases for the first quarter of 2008 were $131.9 million as compared to $151.7 million for comparable period in 2007 due to the factors discussed above.
Total assets were approximately $3.5 billion at both March 31, 2008 and December 31, 2007.
The company’s investment securities portfolio increased by $128.7 million and the mortgage-related securities portfolio decreased by $82.2 million during the first quarter of 2008. Total securities available for sale at fair value increased by $46.5 million. The increase was primarily a result of the purchase of new investment securities and an increase in the market value of the portfolios, partially offset by the sale of mortgage-related securities and repayments within the portfolios.

Deposits increased $53.8 million during the first quarter of 2008 to $2.2 billion as compared to $2.1 billion at December 31, 2007. Within the deposit portfolio, certificates of deposit increased $26.5 million and our core deposits (checking, savings and money market accounts) increased $27.3 million. The increase in deposits resulted from the opening of new offices and our efforts to market deposit plans at rates and terms that better appealed to our customer base. The weighted average cost of deposits decreased 0.33% at March 31, 2008 as compared to December 31, 2007.
Borrowings decreased slightly to $911.2 million at March 31, 2008 as compared to $912.5 million at December 31, 2007. This was due to the repayment of a maturing advance during the first quarter of 2008.
We have paid 29 consecutive cash dividends since our initial stock offering. Cash dividends paid in the first quarter of 2008 were $0.09 per share as compared to $0.08 per share for the same period in 2007. This cash dividend increase of $0.01 per share in the first quarter of 2008 is a 12.5% increase over the cash dividend paid in the first quarter of 2007.
Non-performing loans to total loans at March 31, 2008 decreased to 0.64% as compared to 0.65% at December 31, 2007. This slight decrease in non-performing loans during the quarter was due to normal fluctuations in our business. Our allowance for loan losses at March 31, 2008 was $11.4 million or 93.2% of non-performing loans as compared to $11.8 million or 91.0% of non-performing loans at December 31, 2007.
The net interest margin for the first quarter of 2008 decreased to 2.05% as compared to 2.07% for first quarter of 2007. This slight decrease in net interest margin was primarily the result of our stock repurchase program, offset by an increase in net interest rate spread to 1.64% for the first quarter of 2008 as compared to 1.53% for the first quarter of 2007. The increase in net interest rate spread is primarily the result of the increase in yield on average assets and the decrease in cost of deposits.

Net earnings for the first quarter of 2008 included a gain on the sale of certain mortgage-related securities of $1.5 million. These securities were sold so that we could reinvest the proceeds in securities that have higher rates of return and a more predictable duration. The net earnings for the quarter ended March 31, 2007 included a net recovery of loan losses of $929,000 which includes the recognition of a net recovery of a specific loan loss allowance on a non-performing loan that was repaid during the first quarter of 2007.
The effective income tax rate for the first quarter of 2008 was 33.1% as compared to 33.5% for the first quarter of 2007.
Book value per share of company common stock was $8.80 at March 31, 2008. The annualized return on average equity (ROE) for the first quarter of 2008 was 4.73%. The annualized return on average assets (ROA) for the first quarter of 2008 was 0.58%. We repurchased 2,028,100 shares of company common stock during the first quarter of 2008 at an average price of $10.80 per share. We regularly review market conditions and the cost of funds to determine when share repurchases are appropriate. Further information regarding Bank Mutual Corporation’s assets, liabilities and operations is attached.
Bank Mutual Corporation is the fifth largest financial institution holding company headquartered in the state of Wisconsin and its stock is quoted on The NASDAQ Global Select Market® under the symbol “BKMU”. Its subsidiary bank, Bank Mutual, operates 77 offices in the state of Wisconsin and one office in Minnesota.
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Outlook
(The following are forward looking statements; see “Cautionary Statements” below.) Bank Mutual Corporation’s management has identified a number of factors which may affect the Company’s operations and results in early 2008. They are as follows:
•	There may be an environment of continued economic slow down. If that is the case, there are a number of effects that Bank Mutual, like other financial institutions, would likely experience.
•	Loan originations could continue to be volatile, along with related interest and fee income.

•	A continuing slow down in the appreciation of the value of real estate or a decrease in value may occur. Reduced property prices and a soft real estate market could negatively affect the volume of home sales, which in turn could affect mortgage and home equity loan originations and prepayments.

•	A continuation of soft or declining real estate values could also affect the value of the collateral securing our mortgage loans. A decrease in value could, in turn, lead to increased losses on loans in the event of foreclosures, which would affect our provisions for loan losses and profitability.

•	A general slow down in the economy or a recession may affect our borrowers’ ability to repay their loan obligations, which could lead to increased loan losses or provisions.

•	If customer demand for real estate loans decreases, our profits may decrease because our alternative investments, primarily mortgage-related securities, earn less income than real estate loans.
•	Bank Mutual will continue to further emphasize commercial real estate and commercial business loans, both of which can present a higher risk than residential mortgages. Adding personnel to continue this emphasis will increase our costs. However, market conditions and other factors may continue to affect our ability to increase our loan portfolio with these types of loans, and a weak economy can increase the risk that borrowers will not be able to repay these loans.

•	Bank Mutual anticipates opening two new offices in 2008. The addition of new offices increases our occupancy and related personnel costs going forward.

•	Like many Wisconsin financial institutions, Bank Mutual has non-Wisconsin subsidiaries that hold and manage investment assets, the income from which has not been subject to Wisconsin tax. The Wisconsin Department of Revenue has instituted an audit program specifically aimed at out-of-state investment subsidiaries. Depending upon the terms and circumstances, an adverse resolution of these matters could result in additional Wisconsin tax obligations for prior periods and/or higher Wisconsin taxes going forward, with a substantial negative impact on our earnings. Although we believe we have reported income and paid Wisconsin taxes in accordance with applicable legal requirements and the Department’s long-standing interpretations of them, our position may not prevail in court or other actions may occur which give rise to liabilities. We also may incur further costs in the future to address and defend these issues.
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Cautionary Statements
The discussions in this earnings release that are not historical statements contain forward-looking statements that involve risks and uncertainties. Statements which are not historical statements include those under “Outlook” and those in the future tense or which use terms such as “believe,” “expect,” and “anticipate.” Bank Mutual Corporation’s actual future results could differ in important and material ways from those discussed. Many factors could cause or contribute to such differences. These factors include changing interest rates and related yield curves, changes in demand for loans or other services, competition from other institutions, the results of our lending activities and loan loss experience, changes in real estate values, negative developments in the credit and lending markets, developments in the war on terrorism and other international developments, other general economic and political developments, those items discussed under “Outlook,” and other factors discussed in our filings with the Securities and Exchange Commission, particularly in “Risk Factors”, Item 1A. of our 2007 Annual Report on Form 10-K.
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BANK MUTUAL CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	March 31,	December 31,
	2008	2007
	(In thousands)
Assets
Cash and due from banks	$26,876	$36,235
Federal funds sold	95,000	—
Interest-earning deposits	5,856	2,714

Cash and cash equivalents	127,732	38,949
Securities available-for-sale, at fair value:
Investment securities	228,141	99,450
Mortgage-related securities	1,017,725	1,099,922
Loans held for sale	9,548	7,952
Loans receivable, net	1,918,610	1,994,556
Goodwill	52,570	52,570
Other intangible assets	2,262	2,428
Mortgage servicing rights	4,702	4,708
Other assets	186,326	187,511

	$3,547,616	$3,488,046

Liabilities and Shareholders’ Equity
Liabilities:
Deposits	$2,166,749	$2,112,968
Borrowings	911,198	912,459
Advance payments by borrowers for taxes and insurance	11,427	1,815
Other liabilities	32,291	27,859

	3,121,665	3,055,101

Minority interest in real estate development	2,909	2,910

Shareholders’ equity:
Preferred stock — $.01 par value:
Authorized — 20,000,000 shares in 2008 and 2007
Issued and outstanding — none in 2008 and 2007	—	—
Common stock — $.01 per value:
Authorized — 200,000,000 shares in 2008 and 2007
Issued — 78,783,849 shares in 2008 and 2007
Outstanding — 48,085,675 in 2008 and 49,834,756 in 2007	788	788
Additional paid-in capital	497,676	498,408
Retained earnings	273,973	273,330
Unearned ESOP shares	(1,941)	(2,166)
Accumulated other comprehensive income	5,239	(6,069)
Treasury stock — 30,698,174 in 2008 and 28,949,093 in 2007	(352,693)	(334,256)

Total shareholders’ equity	423,042	430,035

	$3,547,616	$3,488,046

BANK MUTUAL CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2008	2007
	(In thousands, except per share data)
Interest income:
Loans	$30,027	$29,943
Investments	2,030	1,019
Mortgage-related securities	12,650	13,030
Interest-earning deposits	476	423

Total interest income	45,183	44,415
Interest expense:
Deposits	18,399	18,631
Borrowings	9,838	8,703
Advance payment by borrowers for taxes and insurance	2	2

Total interest expense	28,239	27,336

Net interest income	16,944	17,079
Provision for (recovery of) loan losses	156	(929)

Net interest income after provision for loan losses	16,788	18,008
Noninterest income:
Service charges on deposits	1,518	1,496
Brokerage and insurance commissions	655	613
Loan related fees and servicing revenue	21	382
Gains on sale of investments	1,470	—
Gain on sales of loans	774	330
Other	1,937	2,124

Total noninterest income	6,375	4,945
Noninterest expenses:
Compensation, payroll taxes and other employee benefits	9,318	9,643
Occupancy and equipment	2,937	2,827
Amortization of other intangible assets	165	165
Other	3,180	3,241

Total noninterest expenses	15,600	15,876

Income before income taxes	7,563	7,077
Income taxes	2,501	2,370

Net income	$5,062	$4,707

Per share data:
Earnings per share-basic	$0.11	$0.08

Earnings per share-diluted	$0.10	$0.08

Cash dividends paid	$0.09	$0.08

Bank Mutual Corporation and Subsidiaries
Supplemental Financial Information (Unaudited)
(Dollars in thousands except per share amounts and ratios)

	During the quarter ended March 31,
	2008	2007
Originations
Mortgage loans
One-to four-family	$66,645	$43,984
Multi-family	7,535	25,674
Commercial Real Estate	20,705	$24,618

Total Mortgage Loans	94,885	94,276

Consumer loans	21,004	29,396
Commercial business loans	10,826	10,167

Total loan originations	$126,715	$133,839

Purchases
Mortgage loans	5,138	17,811

Total loan purchases	5,138	17,811

Total loans originated and purchased	$131,853	$151,650

Loan Sales	$57,674	$25,189

	March 31,	December 31,
Loan Portfolio Analysis	2008	2007
Mortgage loans:
One-to four-family	$983,882	$1,059,307
Multi-family	211,342	206,640
Commercial real estate	211,488	202,528
Construction and development	157,309	170,401

Total mortgage loans	1,564,021	1,638,876
Consumer loans	358,633	379,558
Commercial business loans	54,657	53,784

Total loans receivable	1,977,311	2,072,218
Deductions to gross loans	58,701	77,662

Total loans receivable, net	$1,918,610	$1,994,556

	March 31,	December 31,
Asset Quality Ratios	2008	2007
Non-performing mortgage loans	$10,424	$11,251
Non-performing consumer loans	1,194	930
Non-performing commercial business loans	137	159
Accruing loans delinquent 90 days or more	471	602

Total non-performing loans	$12,226	$12,942

Total non-performing assets	$16,668	$16,629

Non-performing loans to loans receivable, net	0.64%	0.65%
Non-performing assets to total assets	0.47%	0.48%
Allowance for loan losses to non-performing loans	93.20%	90.98%
Allowance for loan losses to non-performing assets	68.36%	70.80%
Allowance for loan losses to total loans	0.59%	0.59%

Net recoveries (charge-offs )	$(535)	$(528)
Net recoveries (charge-offs) to avg loans (annualized)	-0.11%	-0.03%
Allowance for loan losses	$11,395	$11,774

	March 31,	December 31,
Deposit Analysis	2008	2007
Noninterest-bearing checking	$94,032	$97,506
Interest-bearing checking	165,972	170,986
Savings accounts	190,337	183,756
Money Market accounts	309,645	280,442
Certificate accounts	1,406,763	1,380,278

Total Deposits	$2,166,749	$2,112,968

Bank Mutual Corporation and Subsidiaries
Supplemental Financial Information (Unaudited)
(Dollars in thousands except per share amounts and ratios)

	For the Three Months ended March 31,
Operating Ratios (annualized)	2008	2007
Net interest margin (1)	2.05%	2.07%
Net interest rate spread	1.64%	1.53%
Return on average assets	0.58%	0.54%
Return on average shareholders’ equity	4.73%	3.63%
Return on average tangible shareholders’ equity (2)	5.49%	4.09%
Efficiency ratio (3)	66.90%	72.08%
Non-interest expense as a percent of average assets	1.77%	1.81%

(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.

(2)	Return on average tangible shareholders’ equity is determined by dividing net income by the net shareholders’ equity minus goodwill, other intangible assets, mortgage servicing rights and applicable deferred taxes. Since many analysts establish financial matrices utilizing this ratio, Bank Mutual has chosen to provide this information.

(3)	Efficiency ratio is determined by dividing noninterest expense by the sum of net interest income and noninterest income for the periods indicated.

	For the Three Months ended March 31,
Other Information	2008	2007
Average earning assets	$3,306,066	$3,293,324
Average assets	$3,521,074	$3,499,935
Average interest bearing liabilities	$2,953,195	$2,830,708
Average shareholders’ equity	$427,628	$519,385
Average tangible shareholders’ equity (4)	$368,922	$460,344
Weighted average number of shares outstanding
-used in basic earnings per share	47,877,325	57,565,620
-used in diluted earnings per share	48,926,045	59,046,780

(4)	Average tangible shareholders’ equity is average total shareholders’ equity minus goodwill, other intangible assets, mortgage servicing rights and applicable deferred taxes

	March 31,	December 31,
	2008	2007
Number of shares outstanding (net of treasury shares)	48,085,675	49,834,756
Book value per share	$8.80	$8.63

	At March 31,	At December 31,
Weighted Average Net Interest Rate Spread	2008	2007
Yield on loans	6.20%	6.26%
Yield on investments	4.53%	4.63%
Combined yield on loans and investments	5.50%	5.64%
Cost of deposits	3.28%	3.61%
Cost of borrowings	4.27%	4.27%
Total cost of funds	3.57%	3.81%
Interest rate spread	1.93%	1.83%